Exhibit 23.5

Degolyer And Macnaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

June 3, 2022

Evolution Petroleum Corporation

1155 Dairy Ashford Road, Suite 425

Houston, Texas 77079

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our report of third party dated August 2, 2021, and to the inclusion of information taken from our report entitled “Report as of June 30, 2021 on Reserves and Revenue of Certain Properties with interests attributable to Evolution Petroleum Corporation” in the Annual Report on Form 10-K of Evolution Petroleum Corporation for the year ended June 30, 2021. We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716